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                                                                    Exhibit 23.1


              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
AMERIGROUP Corporation:

The audits referred to in our report dated February 25, 2000 included in the related financial statement schedule, Schedule II - Schedule of Valuation and Qualifying Accounts, for each of the years in the three-year period ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

(signed) KPMG LLP



Norfolk, Virginia
May 19, 2000